Exhibit 10.1

Amendment No. 1 to

Rights Agreement

This Amendment No. 1 to Rights Agreement, dated as of September 23, 2007, is by and between C-COR Incorporated, a Pennsylvania corporation (the “Company”) and American Stock Transfer & Trust Co., as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent entered into the Rights Agreement dated as of August 17, 1999;

WHEREAS, the board of directors of the Company has unanimously voted to enter into an Agreement and Plan of Merger between the Company, Arris Group, Inc. and Air Merger Subsidiary, Inc. (the “Merger Agreement”);

WHEREAS, prior to entering into the Merger Agreement, the board of directors of the Company unanimously voted to amend the Rights Agreement so as to render the rights issuable pursuant to the Rights Agreement inapplicable to the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereunder.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	The foregoing recitals are incorporated herein by reference.

2.	Section 7(a) of the Rights Agreement shall be deleted and replaced in its entirety with the following language:

Except as otherwise provided herein, the Rights shall become exercisable on the Distribution Date, and thereafter the registered holder of any Right Certificate may, subject to Section 11(a)(ii) hereof and except as otherwise provided herein, exercise the Rights evidenced thereby in whole or in part upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office or agency of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-hundredths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which the Rights are exercised, at any time which is both after the Distribution Date and prior to the time (the “Expiration Date”) that is the earliest of (i) the Close of Business on August 17, 2009 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof or (iv) the Effective Time, as such term is defined in the Agreement and Plan of Merger among the Company, Arris Group, Inc. and Air Merger Subsidiary, Inc., dated September 23, 2007.

3.	Subsection (f) shall be added to Section 13 of the Rights Agreement and shall read as follows:

(f)	Notwithstanding any other provision in this Rights Agreement to the contrary, each of Arris Group, Inc. and Air Merger Subsidiary Inc. (collectively, “Arris”) shall be an Exempt Person, Arris will not become an Acquiring Person and no Stock Acquisition Date, Distribution Date, Triggering Event or Flip-in Event will occur as a result of the approval, execution or delivery of the Merger Agreement or the consummation of the transactions contemplated thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 on the date first written above.

C-COR Incorporated

/s/ William T. Hanelly
Name:	William T. Hanelly
Title:	Chief Financial Officer

American Stock Transfer & Trust, Co.

/s/ Donna Ansbro
Name:	Donna Ansbro
Title:	Vice President

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